Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The consolidated financial statements of Barfresh Food Group, Inc. as of December 31, 2018 and 2017, and for the years then ended, included in Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-211019), have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-211019) of our report, dated April 1, 2019, on our audit of the consolidated financial statements of Barfresh Food Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly LLP

Denver, Colorado
July 17, 2019